Exhibit 1.1

                           CERTIFICATE OF AMENDMENT OF

                             DECLARATION OF TRUST OF
                        NATIONAL SHORT-TERM INCOME SERIES


         The undersigned hereby certify that each is a Trustee of National Short-Term Income Series, a Massachusetts business trust (the "Trust") and further certify that:


         (1) The Declaration of Trust of the Fund is hereby amended to change the name of the Fund to "National Asset Reserve" and to substitute said name for the name of "National Short-Term Income Series" in each place it appears in said Declaration of Trust.

         (2) Said amendment was duly adopted in accordance with the terms of the Declaration of Trust by a vote of the Trustees of the Fund at a meeting called for such purpose held on June 12, 1992.


         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 12th day of June, 1992.

/s/ Lincoln W. Allan                /s/ Gerald W. Blakely, Jr.
Lincoln W. Allan                    Gerald W. Blakeley, Jr.

                                    /s/ Harry Dalzell-Payne
E. Virgil Conway                    Harry Dalzell-Payne

/s/ Mark L. Lipson                  /s/ Richard E. Segerson
Mark L. Lipson                      Richard E. Segerson

/s/ Edward L. Palmer                /s/ David W. Wallace
Edward L. Palmer                    David W. Wallace